Exhibit 10

AMENDED AND RESTATED

CREDIT AGREEMENT,

dated as of December 19, 2002

among

ANDREW CORPORATION

and

DESIGNATED SUBSIDIARIES OF ANDREW CORPORATION,

as Borrowers,

and

CERTAIN COMMERCIAL LENDING INSTITUTIONS,

as the Lenders,

and

BANK OF AMERICA, N.A.,

as the Administrative Agent, Swing Line Lender and L/C Issuer,

and

LASALLE BANK NATIONAL ASSOCIATION

as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION

As Documentation Agent

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

Article

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS
1.1	Defined Terms
1.2	Use of Defined Terms
1.3	Cross-References
1.4	Rounding
1.5	References to Agreements and Laws
1.6	Exchange Rates; Alternative Currency Equivalents
1.7	Redenomination of Sterling
1.8	Additional Committed Alternative Currencies

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS
2.1	Committed Loans
2.2	Borrowings, Conversions and Continuations of Committed Loans.
2.3	Letters of Credit.
2.4	Swing Line Loans.
2.5	Prepayments.
2.6	Reduction or Termination of Commitments
2.7	Repayment of Loans.
2.8	Interest.
2.9	Fees
2.10	Computation of Interest and Fees
2.11	Evidence of Debt
2.12	Payments Generally
2.13	Sharing of Payments

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY
3.1	Taxes
3.2	Illegality
3.3	Inability to Determine Rates
3.4	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Committed Loans
3.5	Funding Losses
3.6	Matters Applicable to all Requests for Compensation
3.7	Survival

ARTICLE IV	CONDITIONS TO BORROWING
4.1	Initial Borrowing of the Company
4.1.1	Company Resolutions, etc
4.1.2	Guarantor Resolutions, etc
4.1.3	Delivery of Notes
4.1.4	Delivery of Guaranty

i

4.1.5	Payment of Outstanding Indebtedness, etc
4.1.6	Opinion of Counsel
4.1.7	Expenses, etc
4.2	Initial Borrowing of a Designated Subsidiary
4.2.1	Designation Letter
4.2.2	Notes
4.2.3	Authorizations and Approvals
4.2.4	Guaranty
4.2.5	Resolutions
4.2.6	Incumbency
4.2.7	Opinion of Counsel
4.3	All Credit Extensions
4.3.1	Compliance with Warranties, No Default, etc
4.3.2	Request for Extension
4.3.3	Insurance
4.3.4	Form U-1
4.3.5	Satisfactory Legal Form

ARTICLE V	REPRESENTATIONS AND WARRANTIES
5.1	Organization, etc
5.2	Due Authorization, Non-Contravention, etc
5.3	Government Approval, Regulation, etc
5.4	Validity, etc
5.5	Financial Information
5.6	No Material Adverse Change
5.7	Litigation, Labor Controversies, etc
5.8	Subsidiaries
5.9	Partnerships; Joint Ventures
5.10	Ownership of Properties
5.11	Taxes
5.12	Insurance
5.13	Pension and Welfare Plans
5.14	Environmental Warranties
5.15	Regulations U and X
5.16	Indebtedness
5.17	Accuracy of Information

ARTICLE VI	COVENANTS
6.1	Affirmative Covenants
6.1.1	Financial Information, Reports, Notices, etc
6.1.2	Compliance with Laws, etc
6.1.3	Insurance
6.1.4	Environmental Covenant
6.1.5	Guarantors
6.2	Negative Covenants
6.2.1	Liens

6.2.2	Financial Condition
6.2.3	Investments
6.2.4	Consolidation, Merger, etc
6.2.5	Asset Dispositions, etc
6.2.6	Transactions with Affiliates
6.2.7	Negative Pledges, Restrictive Agreements, etc
6.2.8	Business Activities

ARTICLE VII	EVENTS OF DEFAULT
7.1	Listing of Events of Default
7.1.1	Non-Payment of Obligations
7.1.2	Breach of Warranty
7.1.3	Non-Performance of Certain Covenants and Obligations
7.1.4	Non-Performance of Other Covenants and Obligations
7.1.5	Default on Other Indebtedness
7.1.6	Judgments
7.1.7	Pension Plans
7.1.8	Control of the Company
7.1.9	Bankruptcy, Insolvency, etc
7.1.10	Loan Documents
7.2	Action if Bankruptcy
7.3	Action if Other Event of Default

ARTICLE VIII	ADMINISTRATIVE AGENT
8.1	Appointment and Authorization of Administrative Agent
8.2	Delegation of Duties
8.3	Liability of Administrative Agent
8.4	Reliance by Administrative Agent
8.5	Notice of Default
8.6	Credit Decision; Disclosure of Information by Administrative Agent
8.7	Indemnification of Administrative Agent
8.8	Administrative Agent in its Individual Capacity
8.9	Successor Administrative Agent
8.10	Other Agents; Lead Managers

ARTICLE IX	MISCELLANEOUS
9.1	Amendments, Etc
9.2	Notices and Other Communications; Facsimile Copies
9.3	No Waiver; Cumulative Remedies
9.4	Attorney Costs, Expenses and Taxes
9.5	Indemnification by the Borrowers
9.6	Payments Set Aside
9.7	Successors and Assigns.
9.8	Confidentiality
9.9	Set-off
9.10	Interest Rate Limitation

9.11	Counterparts
9.12	Integration
9.13	Survival of Representations and Warranties
9.14	Severability
9.15	Foreign Lenders
9.16	Removal and Replacement of Lenders.
9.17	Governing Law
9.18	Waiver of Right to Trial by Jury
9.19	ENTIRE AGREEMENT

SCHEDULES AND EXHIBITS

SCHEDULE 1.1	Mandatory Cost Rate
SCHEDULE 2.1	Commitments and Pro Rata Shares
SCHEDULE 9.2	Eurocurrency and Domestic Lending Offices, Addresses for Notices

EXHIBIT A	Committed Loan Notice
EXHIBIT B	Swing Line Loan Notice
EXHIBIT C-1	Committed Loan Note
EXHIBIT C-2	Swing Line Note
EXHIBIT D	Company Guaranty
EXHIBIT E	Designation Letter
EXHIBIT F	Compliance Certificate
EXHIBIT G	Assignment and Acceptance
EXHIBIT H	Guaranty
EXHIBIT I	Opinion of Counsel to the Company and the Guarantor
EXHIBIT J	Notice of Purchase of Margin Stock
EXHIBIT K	Acquisition Notice

DISCLOSURE SCHEDULE

Item 4.1.5	Indebtedness to be Repaid
Item 5.7	Litigation
Item 5.8	Existing Subsidiaries
Item 5.9	Partnerships and Joint Ventures
Item 5.13	Employee Benefit Plans
Item 5.14	Environmental Matters
Item 5.16	Indebtedness
Item 6.2.1	Existing Liens
Item 6.2.3(a)	Ongoing Investments

v

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 19, 2002 among (i) ANDREW CORPORATION, a Delaware corporation (the “Company”) and Designated Subsidiaries (hereafter defined) of the Company as are now or may hereafter become parties hereto (collectively, together with the Company, the “Borrowers”), (ii) the various financial institutions as are now or may become parties hereto (collectively, the “Lenders”), (iii) BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders, (iv) LASALLE BANK NATIONAL ASSOCIATION, as syndication agent (the “Syndication Agent”), and (v) U.S. BANK, NATIONAL ASSOCIATION, as documentation agent (the “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, certain Lenders and Bank of America entered into a Credit Agreement, dated as of March 17, 2000 (the “Existing Credit Agreement”);

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement; and

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1           Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or any Subsidiary of the Company is the surviving entity.

“Administrative Agent” is defined in the preamble and includes each Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 8.9.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent/Arranger Fee Letter” has the meaning set forth in Section 2.9(b).

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” has the meaning set forth in the definition of “Commitment.”

“Agreement” means, on any date, this Amended and Restated Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Alternative Currency” means any Committed Alternative Currency and any other lawful currency (other than Dollars) that is freely transferable or convertible into Dollars.

“Alternative Currency Equivalent” means, with respect to any amount denominated in Dollars on any date of determination, the amount of an Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of “Dollar Equivalent,” as determined by the Administrative Agent.

“Alternative Currency Loan” means any Loan denominated in an Alternative Currency.  Each Alternative Currency Loan must be a Eurocurrency Rate Committed Loan.

“Alternative Currency Sublimit” means $20,000,000.

“Applicable Commitment Fee Percentage” shall mean, for any Fiscal Quarter, the percentage set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Consolidated Total Debt to EBITDA Ratio	Applicable Commitment Fee Percentage
equal to or greater than 1.75 to 1.0	0.40%
less than 1.75 to 1.0, but equal to or greater than 1.25 to 1.0	0.35%
less than 1.25 to 1.0 but equal to or greater than 0.75 to 1.0	0.30%
less than 0.75 to 1.0	0.25%

For purposes of the foregoing, the Applicable Commitment Fee Percentage at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Commitment Fee Percentage shall, except as otherwise provided herein, become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending December 31, 2002, the Applicable Unused Fee Percentage shall be 0.35%.  Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Consolidated Total Debt to EBITDA Ratio shall be deemed, solely for purposes of this definition, to be greater than 1.75 to 1.0 until such certificate and the applicable financial statements are delivered.

“Applicable L/C Fee Rate” shall mean, for any Fiscal Quarter, the percentage set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Consolidated Total Debt to EBITDA Ratio	Applicable L/C Fee Rate
equal to or greater than 1.75 to 1.0	2.00%
less than 1.75 to 1.0, but equal to or greater than 1.25 to 1.0	1.75%
less than 1.25 to 1.0 but equal to or greater than 0.75 to 1.0	1.50%
less than 0.75 to 1.0	1.125%

For purposes of the foregoing, the Applicable L/C Fee Rate at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable L/C Fee Rate shall, except as otherwise provided herein, become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending December 31, 2002, the Applicable L/C Fee Rate shall be 1.75%.  Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Consolidated Total Debt to EBITDA Ratio shall be deemed, solely for purposes of this definition, to be greater than 1.75 to 1.0 until such certificate and the applicable financial statements are delivered.

“Applicable Margin” means, for any Fiscal Quarter, the margin set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Consolidated Total Debt to EBITDA Ratio	Applicable Margin for Eurocurrency Rate Loans	Applicable Margin For Base Rate Loans
equal to or greater than 1.75 to 1.0	2.0%	0.50%
less than 1.75 to 1.0, but equal to or greater than 1.25 to 1.0	1.75%	0.25%
less than 1.25 to 1.0 but equal to or greater than 0.75 to 1.0	1.50%	0%
less than 0.75 to 1.0	1.125%	0%

For purposes of the foregoing, the Applicable Margin at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Margin shall become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending December 31, 2002, the Applicable Margin for Eurocurrency Rate Committed Loans shall be 1.75% and the Applicable Margin for Base Rate Loans shall be 0.25%.  Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in

Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Consolidated Total Debt to EBITDA Ratio shall be deemed, solely for purposes of this definition, to be greater than 1.75 to 1.0 until such certificate and the applicable financial statements are delivered.

“Approved Fund” has the meaning specified in Section 9.7(h).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit G.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Authorized Corporate Officer” means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 4.1.1 with respect to the Company and pursuant to Section 4.1.2 with respect to the Guarantor.

“Bank of America” is defined in the preamble.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” is defined in the preamble.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any Eurocurrency Rate Committed Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market or (b) if such day relates to any Eurocurrency Rate Committed Loan denominated in Euro, means a TARGET Day.

“Calculation Date” means, in respect of a Eurocurrency Rate Committed Loan denominated in an Alternative Currency, (a) the date falling two Business Days (or such other period as is customary in the relevant foreign exchange market for delivery on the date of the relevant Borrowing) prior to the date of each Borrowing, (b) the date falling two Business Days (or such other period as is customary in the relevant foreign exchange market for delivery on the date of the relevant conversion or continuation of a Committed Loan) prior to the date of conversion or continuation of any Committed Loan pursuant to Section 2.2, or (c) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Capitalized Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of the Company or a Subsidiary of the Company, any such lease under which the Company or such Subsidiary is the lessor.

“Capitalized Lease Liabilities” of any Person means the amount of all capitalized monetary obligations of such Person under any Capitalized Lease, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have corresponding meaning.  The Borrowers hereby grant the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances.  Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America acceptable to the Administrative Agent.

“Cash Equivalent Investment” means, at any time as to any Person, any investment that is classified under GAAP as a short term investment and is consistent with such Person’s internal guidelines regarding liquidity and short term investments.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Action of 1986, as thereafter amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity interests of such Person; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1, as such amount may be reduced or adjusted from time to time in accordance with this Agreement (collectively, the “Aggregate Commitments”).

“Committed Alternative Currency” means each of Euro, Sterling, Yen and each other currency that is freely available and freely transferable and convertible into Dollars and which is approved by all the Lenders in accordance with Section 1.8.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Committed Loan” has the meaning specified in Section 2.1.

“Committed Loan Note” means a promissory note made by the Company or any Designated Subsidiary in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C-1.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” is defined in the preamble.

“Company Guaranty” means a Guaranty executed and delivered by the Company pursuant to Section 4.2.4 substantially in the form of Exhibit D hereto, as amended, supplemented restated or otherwise modified from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated Capital Expenditures” means, with respect to any Person for any period of determination, all payments, including without limitation, payments with respect to Capital Lease Obligations, for any fixed assets or improvements, or replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

“Consolidated Current Liabilities” means, with respect to any Person at any date of determination thereof, the consolidated current liabilities of such Person and its consolidated Subsidiaries as determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period of determination, Consolidated Operating Income of such Person for such period, plus, without duplication, (i) depreciation, (ii) amortization and (iii) interest income of such Person and its consolidated Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period of determination, the ratio of (i) the remainder of (x) Consolidated EBITDA, minus (y) Consolidated Capital Expenditures, to (ii) the sum of (A) cash payments of Consolidated Interest Charges, plus (B) scheduled principal payments on any items of the types described in clauses (a), (c) or (f) of the definition of Indebtedness of such Person for the four immediately preceding Fiscal Quarters.

“Consolidated Funded Debt” means, with respect to any Person at any date of determination thereof, the sum on such date of (a) such Person’s Consolidated Long-Term Debt and (b) the aggregate present values of the principal portion of all Capitalized Lease Liabilities of such Person and its consolidated Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, with respect to any Person, for any period of determination, the sum of (a) all interest, premium payments, fees, charges and related expenses of such Person and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Long-Term Debt” means, with respect to any Person at any date of determination thereof, Indebtedness of such Person and its consolidated Subsidiaries which is included in clauses (a), (c) and (f) of the definition of Indebtedness, the final maturity of which is more than twelve (12) months after such date of determination.

“Consolidated Net Assets” means, with respect to any Person at any date of determination thereof, such Person’s Consolidated Total Assets minus such Person’s Consolidated Current Liabilities.

“Consolidated Net Income” means, with respect to any Person for any period, the net income of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, with respect to any Person at any date of determination thereof, the total of shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of such Person and its consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Operating Income” means, with respect to any Person for any period of determination, the operating income of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, with respect to any Person at any date of determination thereof, the total amount of all assets of such Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means, with respect to any Person at any date of determination thereof, the sum on such date of (a) Consolidated Funded Debt of such Person plus (b) Consolidated Net Worth of such Person.

“Consolidated Total Debt” means, with respect to any Person at any date of determination thereof, the aggregate amount of those items of Indebtedness of such Person and its consolidated Subsidiaries included in clauses (a), (b), (c), (e), (f) and (g) of the definition of “Indebtedness” determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt to EBITDA Ratio” means, with respect to any Person at any date of determination thereof, the ratio of (i) the Consolidated Total Debt of such Person, to (ii) Consolidated EBITDA of such Person for the four immediately preceding Fiscal Quarters.

“Contingent Liability” means, with respect to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Credit Extension” means each of the following: (a) a Committed Borrowing, (b) a borrowing of a Swing Line Loan, and (c) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Committed Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Designated Subsidiary” means any Subsidiary identified as such in a Designation Letter.

“Designation Letter” means a letter in the form of Exhibit E signed by an Authorized Corporate Officer of the Company and each Designated Subsidiary identified therein.

“Disclosure Schedule” means the Disclosure Schedule attached hereto.

“Dollar” and “$” means lawful money of the United States of America.

“Dollar Equivalent” means, as of any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase the amount of the relevant Alternative Currency based on the spot rate for the purchase by Bank of

America of such Alternative Currency through its foreign exchange trading office at approximately 10:00 a.m., Chicago time, on such date.

“Dollar Loan” means any Loan denominated in Dollars.

“Eligible Assignee” has the meaning specified in Section 9.7(h).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “euro” or otherwise).

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders binding on the Company or any of its Subsidiaries) relating to public health and safety and protection of the environment.

“Equity Interests” means (a) with respect to a corporation, shares of the capital stock of such corporation and (b) with respect to a partnership, limited liability company or other person, partnership, limited liability or other equity interests in such Person.

“Equity Issuance” means any issuance and sale by the Company or by any Subsidiary to a Person other than the Company or any Subsidiary, of any Equity Interests of the Company or any Subsidiary or any Rights in respect thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA, or a member of the same affiliated service group within the meaning of section 414(m) of the Code.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Rate Committed Loan other than one referred to in subsection (b) of this definition:

(i)            the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the

Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Date for such currency, or

(ii)           if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Date for such currency, or

(iii)          if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Committed Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank market for such currency at their request at approximately 11:00 a.m. (London time) on the Quotation Date for such currency; and

(b)           for any Interest Period with respect to any Eurocurrency Rate Committed Loan denominated in Sterling and advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the sum of (i) the rate determined in accordance with subsection (a) of this definition and (ii) the Mandatory Cost Rate for such Interest Period.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” is defined in Section 7.1.

“Excess Portion” is defined in Section 6.2.5.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding

Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on September 30th; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2003 Fiscal Year”) refer to the Fiscal Year ending on the September 30th occurring during such calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Foreign Lender” has the meaning specified in Section 9.15.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty” means the Guaranty made by the Guarantor(s) in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit H.

“Guarantor(s)” means Andrew Amplifiers, Inc. and any other Material Subsidiary that becomes a Guarantor by delivering the documents required by Section 6.1.5.

“Hazardous Material” means:

(a)           any “hazardous substance”, as defined in Section 101(14) of CERCLA;

(b)           any petroleum product; or

(c)           any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders binding on the Company or any of its Subsidiaries) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification:

(a)           which is of a “going concern” or similar nature;

(b)           which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)           which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 6.2.

“including” means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means, without duplication:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)           all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d)           all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e)           net liabilities of such Person under all Hedging Obligations;

(f)            whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g)           all Contingent Liabilities of such Person in respect of any of the foregoing.

“Indemnified Liabilities” is defined in Section 9.5.

“Indemnitees” is defined in Section 9.5.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Committed Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Committed Loan, the period commencing on the date such Eurocurrency Rate Committed Loan is disbursed or converted to or continued as a Eurocurrency Rate Committed Loan and ending on the date one, two or three months thereafter, as selected by the Company in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Committed Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Eurocurrency Rate Committed Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the scheduled Maturity Date.

“Investment” means, relative to any Person,

(a)           any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

(b)           any Contingent Liability of such Person; and

(c)           any ownership or similar interest held by such Person in any other Person which is not a Subsidiary of such Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lenders” is defined in the preamble.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 9.2, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $35,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Document” means this Agreement, the Notes, the Guaranty and each other agreement, document or instrument delivered in connection with this Agreement, the Notes and the Guaranty.

“Loan Parties” means, collectively, the Borrowers and the Guarantor.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.1.

“Material Subsidiary” means any Subsidiary of the Company incorporated under the laws of any state of the United States which as of any date of determination (i) during the four immediately preceding Fiscal Quarters generated 5% or more of the Consolidated Operating Income of the Company, or (ii) owned 5% or more of the Consolidated Total Assets of the Company.

“Maturity Date” means (a) December 19, 2005, (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof, or (c) such later date to which the tenor of the Aggregate Commitments may be extended in accordance with the terms hereof.

“Notes” means, collectively, the Committed Loan Notes and the Swing Line Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any

Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

“Obligor” means the Company, each other Borrower and the Guarantor(s) or any other Person (other than the Administrative Agent, the L/C Issuer or any Lender) obligated under any Loan Document.

“Organic Document” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America’s London Branch to major banks in the London interbank market.

“Participant” has the meaning specified in Section 9.7(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or any ERISA Affiliate.

“Person” means any natural person, corporation, partnership, firm, joint venture, limited liability company, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments set forth opposite the name of such Lender on Schedule 2.1, as such share may be adjusted as contemplated herein.

“Quotation Date” means, for any Interest Period, (a) for any currency other than Sterling, the date two Business Days prior to the commencement of such Interest Period and (b) for Sterling, the first day of such Interest Period; provided that if market practice differs in the relevant interbank market for any currency, the “Quotation Date” for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the “Quotation Date” shall be the last of such days).

“Register” has the meaning set forth in Section 9.7(c).

“Related Party” means, with respect to any Person (i) any director (or Person holding the equivalent position) or officer (or Person holding the equivalent position) of such Person, and (ii) any other Person which, directly or indirectly, controls or is controlled by or under common control with such first Person (excluding any trustee under, or any committee with responsibility for administering, a Plan).  A Person shall be deemed to be

(a)           “controlled by” any other Person if (i) such other Person beneficially owns or holds, or directly or indirectly has the power to vote five percent (5%) or more (on a fully diluted basis) of the equity interest of such first Person or (ii) if such other Person has the power to direct or cause the direction of the management and policies of such first Person (whether by contract or otherwise); or

(b)           “controlled by” or “under common control with” another Person if such other Person is a member of the immediate family of a Person which is a Related Party of such first Person or is the executor, administrator or other personal representative of such first Person.

“Release” means a “release”, as such term is defined in CERCLA.

“Reportable Event” has the meaning given to such term in ERISA.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means Lenders having at least 51% of the Aggregate Commitments or, if the Commitments have been terminated, Lenders holding at least 51% of the then aggregate outstanding principal amount of the Notes then held by the Lenders.

“Rights” means, with respect to any Person, warrants, options or other rights to acquire Equity Interests in such Person.

“Senior Note Agreements” means, collectively, those Note Agreements, each dated as of September 1, 1990, between the Company and certain purchasers, providing for the sale by the Company of its 9.52% Senior Notes due September 30, 2005, as such Note Agreements are amended, modified or supplemented from time to time.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means, as to any Person, (i) any corporation of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own 50% or more of the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) any partnership, joint venture or similar entity of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own 50% or more of the capital interest or profits interest or (iii) any trust, association or other unincorporated organization of which or in which such Person, and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own 50% or more of the beneficial interest.

“Supermajority Lenders” means Lenders having at least 75% of the Commitment Amount or, if the Commitments have been terminated, Lenders holding at least 75% of the then aggregate outstanding principal amount of the Notes then held by the Lenders.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.4.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.4(a).

“Swing Line Note” means a promissory note made by the Company in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit C-2.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” is defined in the preamble.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is operating.

“Type” means with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Committed Loan.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unreimbursed Amount” has the meaning set forth in Section 2.3(c)(i).

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

“Yen” means the lawful currency of Japan.

1.2           Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Schedules to this Agreement and in each Note, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

1.3           Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

1.4           Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5           References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan

Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.6           Exchange Rates; Alternative Currency Equivalents.  On each Calculation Date, the Administrative Agent shall determine the exchange rate as of such Calculation Date to be used for calculating relevant Dollar Equivalent and Alternative Currency Equivalent amounts.  The exchange rates so determined shall become effective on such Calculation Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the exchange rates employed in converting any amounts between the applicable currencies.  Wherever in this Agreement in connection with a Borrowing, conversion or continuation of a Loan or the issuance of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent.

1.7           Redenomination of Sterling.

(a)           At such time, if any, as the United Kingdom of Great Britain and Northern Ireland adopts the Euro as its lawful currency, each obligation of each party to this Agreement to make a payment denominated in Sterling shall be redenominated into Euro at the time of such adoption (in accordance with the applicable UK legislation and the EMU Legislation).  If the basis of accrual of interest expressed in this Agreement in respect of Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with that applicable to the Euro; provided that if any Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify by means of a written notice to the Company to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

1.8           Additional Committed Alternative Currencies.  The Company may from time to time request that Committed Loans and L/C Credit Extensions be made in a currency other than those specifically listed in the definition of “Committed Alternative Currency;” provided that such requested currency otherwise meets the requirements set forth in such definition.  Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender thereof) not later than 10:00 a.m., Chicago time, ten Business Days prior to the date of the desired Credit Extension.  Each Lender shall notify the Administrative Agent, not later than 10:00 a.m., Chicago time, five Business Days after receipt of such request whether it consents, in its sole discretion, to making Committed Loans and permitting L/C Credit Extensions in such requested currency.  Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Committed Loans and to permit L/C Credit Extensions in such requested currency.  If all the Lenders consent to making Committed Loans and permitting L/C Credit Extensions in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be a Committed Alternative Currency hereunder.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1           Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Committed Alternative Currencies from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregateamount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, the Dollar Equivalent of (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) the aggregate Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.1, prepay under Section 2.5, and reborrow under this Section 2.1.  Committed Loans may be Base Rate Loans or Eurocurrency Rate Committed Loans, as further provided herein.

2.2           Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans as the same Type shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m., Chicago time, (i) four Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Alternative Currency Loans, (ii) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans (which are not Alternative Currency Loans) or of any conversion of Eurocurrency Rate Committed Loans (which are not Alternative Currency Loans) to Base Rate Loans, and (iii) on the requested date of any Committed Borrowing of Base Rate Loans.  Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by an Authorized Corporate Officer of the Company.  Each Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Committed Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) the applicable Borrower, (ii) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans as the same Type, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Committed Loans to be borrowed, converted or continued, (v) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (vi) the currency of the Committed Loans to the borrowed, and (vii) if applicable, the duration of the Interest Period with respect thereto.  If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars.  If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made or continued as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in a currency other than Dollars, such Loans shall be continued as Eurocurrency Rate Committed Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Committed Loans.  If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., Chicago time, on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.3 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company; provided, however, that if, on the date of the Committed Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the applicable Borrower as provided above, and provided, further, that if such Committed Borrowing is denominated in a Committed Alternative Currency, then a portion thereof equal to the Alternative Currency Equivalent of the then outstanding Swing Line Loans and L/C Borrowings shall be redenominated into Dollar Loans to permit the application specified in the preceding proviso.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Committed Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Committed Loan.  During the existence of a Default or Event of Default, no Committed Loans may be requested as, converted to or continued as Eurocurrency Rate Committed Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Committed Loans be converted immediately to Base Rate Committed Loans.  On the date of any such conversion, any such Eurocurrency Rate Committed Loan that is an Alternative Currency Loan shall be redenominated into a Dollar Loan in a principal amount equal to the Dollar Equivalent of the amount of such Alternative Currency Loan.

(d)           The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Eurocurrency Rate Committed Loan upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  The Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Committed Loans.

2.3           Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Committed Alternative Currencies for the account of the Borrowers, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, the Dollar Equivalent of (w) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) the aggregate Outstanding Amount of all L/C Obligations and all Loans denominated in Alternative Currencies would exceed the Alternative Currency Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(D)          such Letter of Credit is in a face amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of any other type of Letter of Credit.

(iii)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such

Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Authorized Corporate Officer of the Company.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., Chicago time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof.  Not later than 11:00 a.m., Chicago time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to Dollar Equivalent of the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.3 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., Chicago time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.3 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the

Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.3 (other than delivery of a Committed Loan Notice).

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such

Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Committed Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer.  The Company and each other Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as any of them may have against the beneficiary or transferee at law or under any other agreement.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, or (iii) if an Event of Default has occurred and is continuing the Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to the Dollar Equivalent of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).  The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(h)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable L/C Fee Rate times the actual daily maximum amount available to be drawn under each Letter of Credit.  Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.  If there is any change in the Applicable L/C Fee Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable L/C Fee Rate separately for each period during such quarter that such Applicable L/C Fee Rate was in effect.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit, equal to 1/8 of 1% per annum on the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such fees and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.4           Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Dollar Equivalent of the Outstanding Amount of Committed Loans of the Swing Line Lender in its capacity as a Lender of Committed Loans, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, the Dollar Equivalent of (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.4, prepay under Section 2.5, and reborrow under this Section 2.4; provided, however, that the Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to the Company.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Unless the Swing Line Lender has notified the Company that the Swing Line has been terminated or suspended as provided in Section 2.4, each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., Chicago time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Authorized Corporate Officer of the Company.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., Chicago time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., Chicago time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably request the Swing Line Lender to act on their behalf), that each Lender make a Committed Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.3.  The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., Chicago time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Lender that so makes funds available shall be deemed to have made a Committed Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Committed Borrowing cannot be requested in accordance with Section 2.4(c)(i) or any Swing Line Loan cannot be refinanced by such a Committed Borrowing, the Committed Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Lender funds its Committed Base Rate Loan or participation pursuant to this Section 2.4 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.5           Prepayments.

(a)           The Borrowers may, upon notice by the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., Chicago time, (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Committed Loans, and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof (or the Alternative Currency Equivalent thereof determined on the date notice of prepayment is given); and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Company, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Committed Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b)           The Borrowers may, upon notice by the Company to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., Chicago time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If the Administrative Agent notifies the Company at any time that the Dollar Equivalent of the Outstanding Amount of all Loans and L/C Obligations at such time exceeds an amount equal to 105% of the Aggregate Commitments then in effect, the Borrowers shall, within two Business Days after receipt of such notice, prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Dollar Equivalent of such Outstanding Amount to an amount not to exceed 100% of the Aggregate Commitments then in effect.

2.6           Reduction or Termination of Commitments.  The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., (Chicago time) three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $5,000,000 in excess thereof.  The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments.  Once reduced in accordance with this Section, the Commitments may not be increased.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.7           Repayment of Loans.

(a)           The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)           The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date.

2.8           Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           While any Event of Default exists or after acceleration, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9           Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.3:

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears.  The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b)           Arrangement and Agency Fees.  The Company shall pay to the Arranger and the Administrative Agent for the Arranger’s and the Administrative Agent’s own accounts, such non-refundable fees as may be from time to time separately agreed to among the Company, the Arranger and the Administrative Agent in a letter agreement (the “Agent/Arranger Fee Letter”).

2.10         Computation of Interest and Fees.  Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.11         Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans and L/C Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control.  Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Committed Loan

Note and/or a Swing Line Note, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.12         Payments Generally.

(a)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, Chicago time, on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal, interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than 12:00 noon, Chicago time, on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 noon, Chicago time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(d)           Unless the Company or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the applicable Overnight Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)            The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(g)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.9 with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1           Taxes.

(a)           Any and all payments by the Borrowers to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrowers shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrowers shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If the Borrowers shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrowers shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           The Borrowers agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under

Section 3.1(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

3.2           Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Committed Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable offshore interbank market for such currency, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Committed Loans or to convert Base Rate Committed Loans to Eurocurrency Rate Committed Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Committed Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Committed Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Committed Loans; provided that on the date of any such conversion, any such Eurocurrency Rate Committed Loan that is an Alternative Currency Loan shall be redenominated into a Dollar Loan in a principal amount equal to the Dollar Equivalent of the amount of such Alternative Currency Loan.  Upon any such prepayment or conversion, the Borrowers shall also pay interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.3           Inability to Determine Rates.  If the Administrative Agent determines in connection with any request for a Eurocurrency Rate Committed Loan or a conversion to or continuation thereof that (a) deposits in the relevant currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Committed Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Committed Loan, or (c) the Eurocurrency Rate for such Eurocurrency Rate Committed Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurocurrency Rate Committed Loan, the Administrative Agent will promptly notify the Company and all Lenders.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Committed Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Committed Borrowing, conversion or continuation of Eurocurrency Rate Committed Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.4           Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Committed Loans.

(a)           If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Committed Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.4(c), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurocurrency Rate Committed Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.5           Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurocurrency Rate Committed Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 9.16; or

(d)           during the 180-day period following the Closing Date, the syndication of the Loans by the Arranger;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurocurrency Rate Committed Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Committed Loan was in fact so funded.

3.6           Matters Applicable to all Requests for Compensation.

(a)           A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           Upon any Lender’s making a claim for compensation under Section 3.1 or 3.4, the Borrowers may remove or replace such Lender in accordance with Section 9.16.

3.7           Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV

CONDITIONS TO BORROWING

4.1           Initial Borrowing of the Company.  The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1. The obligations of the Lenders to fund an initial Borrowing of the Company shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1, in addition to the applicable conditions precedent set forth in Section 4.3.

4.1.1        Company Resolutions, etc.  The Administrative Agent shall have received from the Company, in sufficient number of counterpart originals to provide one to each Lender, a certificate, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

(a)           resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and the Notes and authorizing the borrowings hereunder and each other Loan Document to be executed by it;

(b)           all documents evidencing other corporate action necessary for the execution, delivery and performance of any Loan Document;

(c)           all approvals or consents, if any, with respect to this Agreement and the Notes;

(d)           the incumbency and signatures of those of its officers authorized to sign to this Agreement, the Notes and each other Loan Document executed by it; and

(e)           copies of the Certificate of Incorporation and Bylaws of the Company,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Company canceling or amending such prior certificate.

4.1.2        Guarantor Resolutions, etc.  The Administrative Agent shall have received from the Guarantor, in sufficient number of counterpart originals to provide one to each Lender, a certificate, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

(a)           resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Guaranty and each other Loan Document to be executed by it;

(b)           all documents evidencing other corporate action necessary for the execution, delivery and performance of any Loan Document;

(c)           all approvals or consents, if any, with respect to the Guaranty;

(d)           the incumbency and signatures of those of its officers authorized to sign to the Guaranty and each other Loan Document executed by it; and

(e)           copies of the Certificate of Incorporation and Bylaws of the Guarantor,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Guarantor canceling or amending such prior certificate.

4.1.3        Delivery of Notes.  The Administrative Agent shall have received, for the account of each Lender, the Notes of the Company duly executed and delivered by the Company.

4.1.4        Delivery of Guaranty.  The Administrative Agent shall have received, in sufficient number of counterpart copies to provide one to each Lender, the Guaranty duly executed and delivered by the Guarantor.

4.1.5        Payment of Outstanding Indebtedness, etc.  All Indebtedness identified in Item 4.1.5 of the Disclosure Schedule together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Borrowing); and all Liens, if any, securing payment of any such Indebtedness have been released and the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

4.1.6        Opinion of Counsel.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, an opinion addressed to the Administrative Agent and all Lenders, from Gardner, Carton & Douglas, counsel to the Company and the Guarantor, substantially in the form of Exhibit I hereto;

4.1.7        Expenses, etc.  The Administrative Agent shall have received for its own account all reasonable fees, costs and expenses due and payable pursuant to Section 9.4, if then invoiced.

4.2           Initial Borrowing of a Designated Subsidiary.  The obligations of the Lenders to fund an initial Borrowing of any Designated Subsidiary shall be subject to the prior or concurrent satisfaction of each of the conditions precedent in this Section 4.2, in addition to the applicable conditions precedent set forth in Sections 4.1 and 4.3.

4.2.1        Designation Letter.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, a Designation Letter for such Designated Subsidiary.

4.2.2        Notes.  The Administrative Agent shall have received, for the account of each Lender, the Notes of such Designated Subsidiary, duly executed and delivered by such Designated Subsidiary.

4.2.3        Authorizations and Approvals.  The Administrative Agent shall have received authenticated copies of all such governmental authorizations, consents, approvals, and licenses as may be required under applicable law and regulations for each Borrower then borrowing to make and perform this Agreement and the Notes and to borrow and (in the case of the Company) guaranty Loans hereunder.

4.2.4        Guaranty.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, a Company Guaranty, duly executed by the Company, of the obligations of such Designated Subsidiary under this Agreement and the Notes of such Designated Subsidiary.

4.2.5        Resolutions.  The Administrative Agent shall have received a copy, duly certified by the Designated Subsidiary’s secretary or an assistant secretary and in sufficient number of counterpart originals to provide one to each Lender, of (i) the resolutions of the Designated Subsidiary’s Board of Directors authorizing the execution and delivery of the Designation Letter and the Notes of such Designated Subsidiary and authorizing the borrowings thereunder, (ii) all documents evidencing other necessary corporate action, (iii) all approvals or consents, if any, with respect to the Designation Letter and such Designated Subsidiary’s Notes, and (iv) the Organic Documents of the Designated Subsidiary.

4.2.6        Incumbency.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender a certificate of the Designated Subsidiary’s secretary, assistant secretary or manager certifying the names of the Designated Subsidiary’s officers authorized to sign the Designation Letter, the Notes of such Designated Subsidiary and all other documents or certificates to be delivered to the Administrative Agent or any Lender, together with the true signatures of such officers.

4.2.7        Opinion of Counsel.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, an opinion addressed to the Administrative Agent and all Lenders, from Gardner, Carton & Douglas, counsel to the Company, or such other law firm as is reasonably acceptable to the Administrative Agent, as to the execution, delivery and performance by the Company of the Guaranty required by Section 4.2.4 and the execution, delivery and performance of the Notes of the Designated Subsidiary required by Section 4.2.2 and in form and content acceptable to the Administrative Agent.

4.3           All Credit Extensions.  The obligation of each Lender to fund any Loan on the occasion of any Borrowing (including the initial Borrowing) and the obligation of the L/C Issuer to issue any Letter of Credit shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.3.

4.3.1        Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension the following statements shall be true and correct and certified as such by a certificate of the president, chief financial officer (or, if none, the chief financial Authorized Corporate Officer) of the Company delivered by the Company to the Administrative Agent:

(a)           the representations and warranties set forth in Article V (excluding, however, those contained in Section 5.7, 5.8 and 5.9) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) except for such changes as are specifically permitted hereunder;

(b)           except as disclosed by the Company to the Administrative Agent and the Lenders pursuant to Section 5.7

(i)            no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which might reasonably be expected to materially adversely affect the Company’s consolidated business, operations, assets, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

(ii)           no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 5.7 which might reasonably be expected to materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of the Company and its Subsidiaries;

(c)           no Default shall have then occurred and be continuing, and neither the Company nor any of its Subsidiaries are in material violation of any law or governmental regulation or court order or decree.

4.3.2        Request for Extension.  The Administrative Agent and, if applicable, the Swing Line Lender or the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.  Each of the request for a Credit Extension and the acceptance by the Company or any other Borrower of the proceeds of such Credit Extension shall constitute (a) a representation and warranty by the Company and any such other Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds of any Borrowing) the statements made in Section 4.3.1 are true and correct and (b) the certification required by such section.

4.3.3        Insurance.  There shall have been no material change, or notice of prospective material change in the nature, extent, scope or cost of the insurance referred to in Section 5.12 which change would have a material adverse effect on the financial condition of the Company and its Subsidiaries on a consolidated basis or would significantly adversely affect the Company’s or any other Borrower’s ability to perform its obligations under this Agreement or under any Note.

4.3.4        Form U-1.  At any time at which the current value of the margin stock owned by any Borrower exceeds 25% of the value of such Borrower’s assets which may not be pledged or made subject to a Lien pursuant to the terms hereof, such Borrower shall have delivered to the Administrative Agent with each request for a Borrowing for such Borrower, a statement for such Borrower in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the F.R.S. Board.

4.3.5        Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of the Company, any other Borrower, any of the Company’s Subsidiaries or any other Obligors shall be satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder, the Company represents and warrants unto the Administrative Agent and each Lender as set forth in this Article V.

5.1           Organization, etc.  The Company and each of its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except such jurisdictions where failure to so qualify and be in good standing is not reasonably likely to have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole.  Each Obligor has, and each Subsidiary upon becoming a Designated Subsidiary will have, full power and authority and holds, and will hold, all requisite governmental consents and other approvals to enter into, deliver and perform its Obligations under this Agreement, its Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

5.2           Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Company of this Agreement, the Notes and each other Loan Document executed or to be executed by it and the execution, delivery and performance by each Designated Subsidiary or other Obligor of each Loan Document executed or to be executed by it are within the Company’s and each such Designated Subsidiary’s or other Obligor’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, and do not

(a)           contravene the Company’s, any Designated Subsidiary’s or any such other Obligor’s Organic Documents;

(b)           contravene any contractual restriction, law or governmental regulation or court decree or order binding on the Company, any such Designated Subsidiary or any such other Obligor; or

(c)           result in, or require the creation or imposition of, any Lien on any of the Company’s, any Designated Subsidiary’s or any other Obligor’s properties.

5.3           Government Approval, Regulation, etc.  The Company and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Company, any Designated Subsidiary or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party.  Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.4           Validity, etc.  This Agreement constitutes, and the Notes and each other Loan Document executed by the Company, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies; and each Loan Document executed pursuant hereto by each Designated Subsidiary or other Obligor, will, on the due execution and delivery thereof by such Designated Subsidiary or other Obligor, be the legal, valid and binding obligation of such Designated Subsidiary or other Obligor enforceable in accordance with its terms, with like exception.

5.5           Financial Information.  The audited consolidated balance sheets of the Company and its Subsidiaries as at September 30, 2002, and the related statements of earnings and cash flow of the Company and each of its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

5.6           No Material Adverse Change.  Since the dates of the financial statements described in Section 5.5, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

5.7           Litigation, Labor Controversies, etc.  There is no pending or, to the knowledge of the Company, threatened litigation, action or proceeding against the Company or any of its Subsidiaries or labor controversy involving the Company or any of its Subsidiaries or any of their respective properties, which might reasonably be expected to materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, except as disclosed in Item 5.7 (“Litigation”) or Item 5.14 (“Environmental Matters”) of the Disclosure Schedule.

5.8           Subsidiaries.  The Company has no Subsidiaries, except those Subsidiaries

(a)           which are identified in Item 5.8 (“Existing Subsidiaries”) of the Disclosure Schedule; or

(b)           which are permitted to have been acquired after the Closing Date in accordance with Section 6.2.4.

5.9           Partnerships; Joint Ventures.  Neither the Company nor any of its Subsidiaries is a partner or a joint venturer in any partnership or joint venture other than the partnerships and joint ventures which are identified in Item 5.9 (“Partnerships and Joint Ventures”) of the Disclosure Schedule.

5.10         Ownership of Properties.  The Company and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 6.2.1.

5.11         Taxes.  The Company and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and have paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.12         Insurance.  The Company and each of its Subsidiaries maintain insurance, including self-insurance, to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

5.13         Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no Reportable Event has occurred, no steps have been taken by the PBGC, the Company or an ERISA Affiliate to terminate or withdraw from any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.  Except as disclosed in Item 5.13 (“Employee Benefit Plans”) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

5.14         Environmental Warranties.

(a)           Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, all facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by the Company and its Subsidiaries in material compliance with all Environmental Laws.

(b)           Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, there have been no past, and there are no pending or, to the Company’s knowledge, threatened

(i)            claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

(ii)           complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law which might reasonably be expected to materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

(c)           Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

(d)           Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, the Company and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses except where failure to so comply is not reasonably likely to have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole.

(e)           Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, no property now or previously owned or leased by the Company or any of its Subsidiaries is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar state list of sites requiring investigation or clean-up.

(f)            Except as set forth in Item. 5.14 (“Environmental Matters”) of the Disclosure Schedule, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

(g)           Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which has resulted in or may reasonably be expected to result in claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

(h)           Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company or any Subsidiary of the Company that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

5.15         Regulations U and X.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of, purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. As of the date of the initial Borrowing and after giving effect to the intended application of the proceeds of each Borrowing thereafter, the current value of the margin stock owned by the Company at such time does not exceed 25% of the value of the Company’s assets which may not be pledged or made subject to any Lien pursuant to this Agreement.  Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

5.16         Indebtedness.  All Indebtedness of the Company and its Subsidiaries in existence on the Closing Date (other than trade payables incurred in the ordinary course of business) is set forth in Item 5.16 (“Indebtedness”) of the Disclosure Schedule.

5.17         Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby taken together does not, and all other such factual information hereafter furnished by or on behalf of the Company to the Administrative Agent or any Lender taken together will not, on the date as of which such information is dated or certified, contain any untrue statement of a material fact or omit a material fact necessary to make the factual information contained therein not misleading in light of the circumstances in which it was provided.

ARTICLE VI

COVENANTS

6.1           Affirmative Covenants.  The Company agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Company will perform the obligations set forth in this Section 6.1.

6.1.1        Financial Information, Reports, Notices, etc.  The Company will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)           as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company;

(b)           as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the annual audit report for such Fiscal Year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent and the Required Lenders by independent public accountants of recognized national standing or other independent public accountants acceptable to the Administrative Agent and the Required Lenders;

(c)           as soon as available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year) and within 90 days after the end of each Fiscal Year, a Compliance Certificate, executed by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Sections 6.2.2 and stating that no Default has occurred and is continuing or, if there is any such Default, a statement setting forth details of such Default and the action which the Company has taken and proposes to take with respect thereto;

(d)           together with the information referred to in clause (b) above, a report from an Authorized Corporate Officer (i) setting forth any changes in the identity of the Company’s Subsidiaries, joint ventures or partnerships identified in Item 6.9 of the Disclosure Schedule and, in the case of new Subsidiaries, joint ventures or partnerships, describing the nature and percentage ownership interest therein of the Company and its Subsidiaries, (ii) describing any change in the nature and extent of the ownership interest in any of the Company’s Subsidiaries, joint ventures or partnerships and (iii) to the extent not previously identified, indicating each Subsidiary of the Company having a Consolidated Total Assets equal to or greater than 50% of the Company’s Consolidated Total Assets;

(e)           together with the certificate referred to in clause (c) above, (x) the occurrence of any materially adverse development of which the Company has become aware with respect to any litigation, action, proceeding, or labor controversy described in Section 5.7, (y) the commencement of any material labor controversy, litigation, action, proceeding of which the Company has become aware, of the type described in Section 5.7, or (z) the occurrence of a Default, notice thereof and, with respect to a Default, the steps being taken by the Company or the Subsidiary, as the case may be, affected with respect thereto, from an Authorized Corporate Officer;

(f)            promptly after the sending or filing thereof, copies of all reports which the Company sends to its equity securityholders, and all reports and registration statements (other than S-8 registration statements) which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g)           promptly after becoming aware of the institution of any steps by the Company, the PBGC or any ERISA Affiliate to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

(h)           within five days of any purchase of any “margin stock” as defined in Regulation U of the F.R.S. Board, a written report in the form set forth as Exhibit J hereto of the amount and type of any margin stock so purchased;

(i)            as soon as available and in any event within five days after the effective date thereof, a written report of any written amendment of or waiver with respect to the Senior Note Agreements, together with a copy of the relevant document(s) evidencing such amendment or waiver; and

(j)            such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries, or the Company’s or any other Borrower’s compliance with this Agreement, as any Lender through the Administrative Agent may from time to time reasonably request.

6.1.2        Compliance with Laws, etc.  The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

(a)           except as otherwise permitted by Section 6.2.5, the maintenance and preservation of its and each Subsidiary’s respective existence and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority necessary for the conduct of their respective businesses in the ordinary course as conducted from time to time; and

(b)           the payment, before the same become delinquent, of all taxes, assessments, governmental charges or levies imposed upon it or upon its property, franchises or assets except to the extent (i) being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) failure to so pay would neither (A) have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole nor (B) otherwise result in the occurrence of a Default.

6.1.3        Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

Nothing contained in this Section 6.1.3 shall preclude the Company and its Subsidiaries from maintaining self-insurance and co-insurance to the extent that such self-insurance and co-insurance would not have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole.

6.1.4        Environmental Covenant.  The Company will, and will cause each of its Subsidiaries to,

(a)           use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

(b)           immediately notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws if such condition may reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

6.1.5        Guarantors.  The Company will cause any Subsidiary that as of the end of any Fiscal Quarter is a Material Subsidiary that has not previously delivered the documents required by this Section 6.1.5 to execute and deliver or cause to be delivered to the Administrative Agent within 30 days of the end of such Fiscal Quarter a Guaranty in the form of Exhibit H duly executed on behalf of such Subsidiary and accompanied by (i) resolutions of the board of directors or board of managers of such Subsidiary authorizing the execution, delivery and performance of the Guaranty by the Subsidiary, certified by the Secretary or Assistant Secretary of such Subsidiary, together with certified copies of the Organic Documents of such Subsidiary and a certificate of good standing or certificate of existence from the jurisdiction of such Subsidiary’s incorporation or organization, and (ii) an opinion of such Subsidiary’s legal counsel, in each case in form and substance acceptable to the Administrative Agent.

6.2           Negative Covenants.  The Company agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Company will perform the obligations set forth in this Section 6.2.

6.2.1        Liens.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (other than capital stock of the Company held as treasury stock), whether now owned or hereafter acquired, except, without duplication:

(a)           Liens granted to the Administrative Agent or any Lender under this Agreement or any other Loan Document;

(b)           Liens outstanding on the Closing Date and listed on Item 6.2.1 (“Existing Liens”) to the Disclosure Schedule or disclosed in the financial statements referred to in Section 5.5;

(c)           Liens securing the Indebtedness of a Subsidiary of the Company to the Company or to another such Subsidiary;

(d)           Liens granted or incurred after the Closing Date to secure the payment of the purchase price or construction costs incurred in connection with the acquisition or construction by the Company or any of its Subsidiaries of fixed assets useful and intended to be used in carrying on the business of the Company or one of its Subsidiaries, including Liens existing on such fixed assets at the time of acquisition or construction thereof or at the time of acquisition by the Company or one of its Subsidiaries of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price or construction costs of the fixed assets to which they attach, so long as they were not incurred, extended or renewed in contemplation of such acquisition or construction; provided, that (i) the Lien shall attach solely to the fixed assets acquired, constructed or purchased, (ii) at the time of the acquisition, construction or purchase of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets, whether or not assumed by the Company or one of its Subsidiaries, shall not exceed an amount equal to the lesser of (x) the total purchase price or construction costs, as applicable, thereof or (y) the fair market value thereof at the time of acquisition, construction or purchase (as determined in good faith by the Board of Directors of the Company), and (iii) immediately before and after the granting or incurring of any such Lien no Default exists which is continuing;

(e)           Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)            Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)           Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(h)           Liens other than Liens excepted by clauses (a) through (g) above securing an aggregate amount of Indebtedness not exceeding 10% of the Company’s Consolidated Total Capitalization; and

(i)            any renewal or extension of any Lien permitted by the foregoing clauses (b), (d) or (h) of this Section with extension, refunding or refinancing of the Indebtedness secured thereby made without increase in the then outstanding principal amount thereof and as long as immediately before and after any such extension, refunding or refinancing of Indebtedness no Default exists which is continuing.

6.2.2        Financial Condition.  The Company will not permit:

(a)           Its Consolidated Net Worth to be at any time less than the (x) sum of (i) $680,000,000, plus (ii) 50% of its Consolidated Net Income for each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2002 (calculated without deduction for any net losses), plus (iii) 50% of the proceeds of any Equity Issuance.

(b)           Its Consolidated Total Debt to EBITDA Ratio as of the end of any Fiscal Quarter to be greater than 2.25 to 1.0.

(c)           Its Consolidated Fixed Charge Coverage Ratio to be less than (i) 1.25 to 1.0 through and including the Fiscal Quarter ending March 31, 2003, (ii) 1.75 to 1.0 commencing with the Fiscal Quarter ending June 30, 2003 through and including the Fiscal Quarter ending September 30, 2003, and (iii) 2.50 to 1.0 as of the end of each Fiscal Quarter thereafter.

6.2.3        Investments.  The Company will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a)           Investments existing on the Closing Date and identified in Item 6.2.3(a) (“Ongoing Investments”) of the Disclosure Schedule;

(b)           Cash Equivalent Investments;

(c)           in the ordinary course of business, Investments by the Company in any of its Subsidiaries, or by any such Subsidiary in any of its Subsidiaries, or by any such Subsidiary in any other Subsidiary, by way of contributions to capital or loans or advances; and

(d)           other Investments in an aggregate amount at any one time not to exceed fifteen percent (15%) of the Company’s Consolidated Net Worth as reflected in the Company’s most recently issued consolidated balance sheet;

provided, however, that

(e)           any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(f)            no Investment otherwise permitted by clause (c) or (d) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

6.2.4        Consolidation, Merger, etc.  The Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) other than (a) any such transaction among or between Subsidiaries of the Company as long as the surviving Person (in the case of a liquidation, merger, dissolution or consolidation) or the acquiring Person (in the case of an acquisition) is a wholly-owned Subsidiary of the Company (and if as a result thereof any such Subsidiary which will cease to exist is a Designated Subsidiary, the obligations of such Subsidiary shall be assumed by a Subsidiary which is a Designated Subsidiary) or (b) any such transaction involving the Company if the Company is the surviving corporation, and provided that both before and after giving effect to any such transaction (whether involving the Company or any of its Subsidiaries), no Default has occurred and is continuing and the Company continues to meet all of its obligations under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Company will not and will not permit any of its Subsidiaries to consummate any Acquisition unless (i) no Default or Event of Default shall have occurred and be continuing or would occur or exist upon consummation of the Acquisition, (ii) such Acquisition is of a business operation engaged in the same or a substantially similar line of business as that engaged in by the Company or any of its Subsidiaries on the date of the Acquisition, (iii) the prior effective written consent or approval to such Acquisition by the board of directors or equivalent governing body of the acquiree is obtained, (iv) not less than 30 days prior to the effective date of any Acquisition, the Company delivers to the Administrative Agent a certificate of the chief financial Authorized Corporate Officer of the Company certifying that after giving effect to such Acquisition the Company’s Consolidated Total Debt to EBITDA Ratio as of the end of the Fiscal Quarter in which the Acquisition is effectuated will be at least 0.25 less than that required by Section 6.2.2(b), and (v) with respect to any Acquisition in which the aggregate consideration to be paid (including the assumption of liabilities) by the Company or any of its Subsidiaries equals or exceeds $20,000,000, the Company delivers to the Administrative Agent prior written notice of such Acquisition in the form of Exhibit K hereto at least 30 days prior to the effective date of such Acquisition.

6.2.5        Asset Dispositions, etc.  Except as otherwise permitted by this Section, the Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, except for the sale of goods and services in the ordinary course of business.  Notwithstanding the foregoing:

(a)           the Company or any of its Subsidiaries may sell, for a cash consideration equal to not less than the fair market value thereof (as determined in good faith by the Board of Directors of the Company) assets which constitute a “substantial part” (as defined below in this Section) of the assets of the Company and its Subsidiaries if, within ninety (90) days after the date of any such sale:

(i)            the Person selling such assets applies that portion (the “Excess Portion”) of the net proceeds received upon such sale which exceeds fifteen percent (15%) of the Company’s Consolidated Net Assets (determined as of the last day of the calendar month immediately preceding the month in which such sale occurs), to the purchase (or shall have entered into a firm and binding agreement to purchase, within one hundred eighty (180) days after the date of such sale), for a cost not exceeding the fair market value thereof (as determined in good faith by the Board of Directors of the Company), of other assets which will be used or useful in the ordinary course of the business of the Person selling such assets, or

(ii)           the Company, by written notice to each holder of outstanding Consolidated Funded Debt of the Company not less than thirty (30) days prior to the date fixed by the Company for the prepayment or purchase referred to below (which notice shall state that the same is given pursuant to the provisions of this Section 6.2.5 and that any such holder that elects to accept such offer must do so by notice given to the Company, in writing or by telex, not less than ten (10) days prior to such date of prepayment or purchase), shall have offered, pursuant to a pro rata offer made concurrently to all holders of then outstanding Consolidated Funded Debt, to apply an amount equal to that portion of the Excess Portion not applied as provided in clause (i) above, to the prepayment or purchase, on the date specified in such notice (which date shall be within such ninety (90) day period) of Consolidated Funded Debt (at a prepayment or purchase price not exceeding the principal amount thereof and accrued interest thereon to the date of such prepayment or purchase, and without premium); provided, however, that, if and to the extent that any holder of Consolidated Funded Debt declines such offer in whole or in part, that portion of the Excess Portion offered to such holder and not applied to the prepayment or purchase of Consolidated Funded Debt held by it shall be offered by the Company (within ten (10) days following the expiration of such ninety (90) day period) to be applied, on a pro-rata basis, to the prepayment or purchase on the date specified in such offer (which date shall be thirty (30) days following the expiration of such ninety (90) day period), on the same terms as provided above, of Consolidated Funded Debt held by all holders of Consolidated Funded Debt which elected to accept the initial prepayment or purchase offer (any such holder electing to accept such offer must notify the Company of such election by notice given to the Company, in writing or by telex, at least ten days prior to the date fixed by the Company for said prepayment or purchase);

provided, however, that the aggregate book value of assets sold by the Company and its Subsidiaries in any Fiscal Year pursuant to the provisions of this clause (a) shall not exceed thirty-five percent (35%) of the Company’s Consolidated Net Assets, determined as of the last day of the immediately preceding Fiscal Year; and

(b)           so long as no Event of Default or Default exists, the Company or any Subsidiary may sell or factor accounts receivable owned by it, without recourse or liability (except (i) usual and customary contingent liabilities incurred by an endorser without recourse or in connection with customary warranties usually made in connection with sales “without recourse” of accounts receivable and (ii) repurchase or indemnity obligations with respect thereto not exceeding ten percent (10%) of the face amount of such accounts receivable) and for an amount not less than the fair value of such receivables;

As used in this Section 6.2.5 a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than the sale or other disposition of property which is worn-out, obsolete or unserviceable) during the same Fiscal Year, exceeds fifteen percent (15%) of the Company’s Consolidated Net Assets, determined as of the end of the immediately preceding Fiscal Year.

6.2.6        Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction, arrangement or contract with any of its Related Parties (excluding any transactions, arrangements or contracts entered into by the Company or one of its Subsidiaries with any of its Related Parties in good faith, and which the Company has in good faith determined to be in the long term best interests of the Company and its Subsidiaries taken as a whole), including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such Related Party, unless such arrangement or contract is fair and equitable to the Company or such Subsidiary and is a transaction, arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Company or such Subsidiary with a Person which is not one of its Related Parties.

6.2.7        Negative Pledges, Restrictive Agreements, etc.  The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting

(a)           the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Company or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

(b)           the ability of any Subsidiary to make any payments, directly or indirectly, to the Company by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.

6.2.8        Business Activities.  The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the businesses then to be engaged in by the Company and its Subsidiaries taken as a whole, would be substantially changed from the businesses in which they are currently engaged ,and other activities related or complementary thereto.

ARTICLE VII

EVENTS OF DEFAULT

7.1           Listing of Events of Default.  Each of the following events or occurrences described in this Section 7.1 shall constitute an “Event of Default”.

7.1.1        Non-Payment of Obligations.  Any Borrower shall default in the payment or prepayment when due of any principal on any Loan, or any Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any fee, any interest or of any other Obligation.

7.1.2        Breach of Warranty.  Any representation or warranty of the Company, any Designated Subsidiary or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Company, such Designated Subsidiary or such other Obligor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article IV) is or shall be incorrect when made or deemed made in any material respect.

7.1.3        Non-Performance of Certain Covenants and Obligations.  The Company shall default in the due performance and observance of any of its obligations under Section 6.2.

7.1.4        Non-Performance of Other Covenants and Obligations.  The Company, any Designated Subsidiary or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the day on which the chief executive officer, chief operating officer, chief financial officer, Treasurer or Secretary of the Company first obtains actual knowledge of such default, or (ii) notice thereof shall have been given to the Company by the Administrative Agent or any Lender.

7.1.5        Default on Other Indebtedness.  (a) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of (i) any Indebtedness under the Senior Note Agreements or (ii) any other Indebtedness (other than Indebtedness described in Section 7.1.1) of, or guaranteed by, the Company or any of its Subsidiaries having a principal amount, individually or in the Aggregate, in excess of $5,000,000; or (b) a default shall occur in the performance or observance of any obligation or condition with respect to (i) any Indebtedness under the Senior Note Agreements or (ii) any other Indebtedness of, or guaranteed by, the Company or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $5,000,000, if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or Administrative Agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

7.1.6        Judgments.  Any judgments or orders for the payment of money aggregating in excess of $7,000,000 shall be rendered against the Company or any of its Subsidiaries or against any property or assets of either and either

(a)           enforcement proceedings shall have been commenced by any creditor upon such judgments or orders; or

(b)           there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

7.1.7        Pension Plans.  Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Company, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $3,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

7.1.8        Control of the Company.  Any Change in Control of the Company shall occur.

7.1.9        Bankruptcy, Insolvency, etc.  The Company or any of its Subsidiaries shall

(a)           become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(b)           apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

(c)           in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Company and each Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d)           permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any of its Subsidiaries, and, if any such case or proceeding is not commenced by the Company or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Company or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Company and each Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e)           take any action authorizing, or in furtherance of, any of the foregoing.

7.1.10      Loan Documents.  Any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent, at the direction of the Required Lenders or as otherwise permitted under this Agreement) or shall be declared null and void, or the validity or enforceability thereof of any terms or provisions therein shall be contested by any Obligor.

7.2           Action if Bankruptcy.  If any Event of Default described in clauses (a) through (e) of Section 7.1.9 shall occur with respect to the Company or any Subsidiary, the Commitments (if not theretofore terminated) shall automatically terminate and be reduced to zero and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

7.3           Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 7.1.9 with respect to the Company or any Subsidiary) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Company declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated and reduced to zero, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and be reduced to zero.

ARTICLE VIII

ADMINISTRATIVE AGENT

8.1           Appointment and Authorization of Administrative Agent.

(a)           Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII included the L/C

Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

8.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

8.3           Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements containedin, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

8.4           Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants.  Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

8.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

8.6           Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

8.7           Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

8.8           Administrative Agent in its Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

8.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII and Sections 9.4 and 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

8.10         Other Agents; Lead Managers.  None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent” or “lead manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

9.1           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders and the Borrowers, and acknowledged by the Administrative Agent, release the Guarantor(s) from the Guaranty; provided, further, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrowers, and acknowledged by the Administrative Agent, do any of the following:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2 or 7.3);

(b)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial covenant used in determining the Applicable Margin, the Applicable Commitment Fee Percentage or the Applicable L/C Rate that would result in a reduction of any interest rate on any Loan or a reduction in the amount of the commitment fee payable pursuant to Section 2.9(a) or a reduction in the letter of credit fees payable pursuant to Section 2.3; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)           change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder; or

(e)           amend this Section, or Section 2.13, or any provision herein providing for consent or other action by all the Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Agent/Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased without the consent of such Lender.

9.2           Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 9.2; or, in the case of the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, the L/C Issuer and the

Swing Line Lender.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 9.2, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.3           No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Attorney Costs, Expenses and Taxes.  The Borrowers agree (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

9.5           Indemnification by the Borrowers.  Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against:  (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.  The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

9.6           Payments Set Aside.  To the extent that the Borrowers make a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

9.7           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Swing Line Loans, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 9.4 and 9.5).  Upon request, the Borrowers (at their expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 9.15 as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           If the consent of the Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 9.7(b)), the Company shall be deemed to have withheld its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly granted by the Company prior to such fifth Business Day.

(h)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative Agent, in the case of any assignment of a Committed Loan, the L/C Issuer, the Swing Line Lender and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)            Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Company, terminate the Swing Line.  In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or the termination of the Swing Line, as the case may be.  Bank of America shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.4(c)).  If Bank of America terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Committed Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.4(c).

9.8           Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers; (g) with the consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.9           Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10         Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.11         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12         Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13         Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.14         Severability.  Any provision of this Agreement and the other Loan Documents to which any Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15         Foreign Lenders.  Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrowers pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax.  Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrowers pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrowers make any deduction or withholding for taxes from amounts payable to such Person.  If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and

1442 of the Code, without reduction.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

9.16         Removal and Replacement of Lenders.

(a)           Under any circumstances set forth herein providing that the Company shall have the right to remove or replace a Lender as a party to this Agreement, the Company may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by  terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 9.7(b) to one or more other Lenders or Eligible Assignees procured by the Company; provided, however, that if the Company elects to exercise such right with respect to any Lender pursuant to Section 3.6(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.1 or 3.4.  The Company shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.5), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding, and (z) release such Lender from its obligations under the Loan Documents.  Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Credit Extensions.  The Administrative Agent shall distribute an amended Schedule 2.1, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b)           In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrowers shall pay or prepay, if necessary, on the effective date thereof, all outstanding Committed Loans of all Lenders, together with any amounts due under Section 3.5.  The Company may then request Committed Loans from the Lenders in accordance with their revised Pro Rata Shares.  The Borrowers may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender.  The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

(c)           This section shall supersede any provision in Section 9.1 to the contrary.

9.17         Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.18         Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.19         ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ANDREW CORPORATION

By:	/s/ M. Jeffrey Gittelman
Name: M. Jeffrey Gittelman
Title: Vice President and Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ David A. Johanson
Name: David A. Johanson
Title: Vice President

LENDERS

BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:	/s/ Craig W. McGuire
Name: Craig W. McGuire
Title: Vice President

LASALLE BANK NATIONAL
ASSOCIATION, as a Lender and Syndication
Agent

By:	/s/ Nate Palmer
Name: Nate Palmer
Title: Loan Officer

U.S. BANK NATIONAL ASSOCIATION, as
a Lender and Documentation Agent

By:	/s/ R. Michael Newton
Name: R. Michael Newton
Title: Vice President

HARRIS TRUST AND SAVINGS BANK, as
a Lender

By:	/s/ Peter F. Stack
Name: Peter F. Stack
Title: Vice President

NATIONAL CITY BANK, as a Lender

By:	/s/ Richard H. Michalik
Name: Richard H. Michalik
Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as a
Lender

By:	/s/ Christopher L. McKean
Name: Christopher L. McKean
Title: Second Vice President

FIFTH THIRD BANK, CHICAGO, as a
Lender

By:	/s/ William P. Lavery
Name: William P. Lavery
Title: Vice President

BANK OF TOKYO-MITSUBISHI, LTD.,
CHICAGO BRANCH, as a Lender

By:	/s/ Shinichiro Munechika
Name: Shinichiro Munechika
Title: Deputy General Manager

MORGAN STANLEY BANK, as a Lender

By:	/s/ Jaap L. Tonckens
Name: Jaap L. Tonckens
Title: Vice President